DISTRIBUTION PLAN OF
SATURNA INVESTMENT TRUST
PURSUANT TO RULE 12B-1

Saturna Investment Trust (the "Trust") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company and presently has four series of shares of beneficial interest ("Series"): Sextant Growth Fund, Sextant International Fund, Sextant Bond Income Fund, Sextant Short-Term Bond Fund, with respect to which it desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act, as well as such other Series as may hereinafter be designated by the Trust's Board of Trustees ("Board").

The Trust has entered into a Distribution Agreement ("Distribution Agreement") with Saturna Brokerage Services (the "Distributor"), a broker-dealer registered under the Securities Exchange Act of 1934, pursuant to which Distributor acts as principal underwriter of the Shares of each Series ("Shares"). Pursuant to the Distribution Agreement, Distributor shall devote appropriate efforts to effect sales of Shares of each of the Series.

The Trust hereby adopts the following Plan with respect to the Series in accordance with Rule 12b-1 under the 1940 Act:

1) In consideration for the services provided and the expenses incurred by the Distributor pursuant to the Distribution Agreement, each Series that adopts the Distribution Agreement and this Plan shall pay to the Distributor a monthly fee ("Distribution Fee") at the annual rate of 0.25% of the average daily net assets of that Series. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Trust's then current Prospectus.

2) The Distributor may use all or any portion of the Distribution Fee for activities that the Distributor determines to be reasonably calculated to result in sales of Shares. Such activities may include, but neither are required to include nor are limited to, compensation to the Distributor or such other underwriters, dealers, brokers, banks and other selling or servicing entities and sales, marketing and servicing personnel of any of them that have entered into agreements with the Distributor for the marketing and sale of Shares or the provision of shareholder services; payments for producing, printing and disseminating sales materials, prospectuses, statements of additional information and reports to other than existing shareholders; the Distributor's expenses, including overhead, telephone and other communication expenses; costs of transmitting communications to shareholders, costs of answering shareholder inquiries; expenses incurred in processing shareholder transactions; payments for providing such other information and services as shareholders reasonably may request; and payments for such other similar services that Distributor determines are reasonably calculated to result in sales of Shares.

3) Each Series pays, and will continue to pay, an advisory fee to Saturna Capital Corporation (the "Adviser") pursuant to a separate Investment Advisory and Administrative Services Agreement between the Series and the Adviser. It is recognized that the Adviser may use its advisory fee revenue, as well as its past profits or its resources from any other source, to make payment to the Distributor with respect to any expenses incurred in connection with the distribution of Shares, including the activities referred to in paragraph 2 hereof. To the extent that the payment of advisory fees by the Series to the Adviser should be deemed to be indirect financing of any activity primarily intended to result in the sale of Shares within the meaning of Rule 12b-1, such payment shall be deemed to be authorized by this Plan.

4) If adopted with respect to a Series after any public offering of the Shares of that Series, this Plan shall not take effect with respect to those Shares unless it has first been approved by the vote of a majority of the voting securities of that Series. This provision does not apply to adoption of an amended Plan of Distribution where the prior Plan of Distribution either was approved by the vote of a majority of the voting securities of the applicable Series or such approval was not required under Rule 12b-1.

5) This Plan shall not take effect with respect to any Series unless it first has been approved, together with the Distribution Agreement and any other related agreements ("Related Agreements") by the votes of a majority of both (a) the Board and (b) those members of the Board who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any Related Agreements ("Disinterested Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Board members who approve the Plan's taking effect with respect to such Series have reached the conclusions required by Rule 12b-1 under the 1940 Act.

6) After approval as set forth in Paragraph (4) (if applicable) and Paragraph (5), this Plan shall take effect and continue in full force and effect for so long as such continuance is specifically approved, at least annually, in the manner provided for approval of this Plan in Paragraph (5).

7) In considering whether to adopt, continue or implement this Plan, the Board shall have a duty to request and evaluate, and the Distributor shall have a duty to furnish, such information as may be reasonably necessary to an informed determination of whether this Plan should be adopted, implemented or continued.

8) This Plan may not be amended to increase materially the amount of fees provided for in Paragraph (1) hereof unless such amendment is approved by the vote of a majority of the outstanding voting securities of the affected Series and no material amendment to the Plan shall be made unless approved in the manner provided for initial approval in Paragraph (5) hereof.

9) The Trust's Principal Financial Officer or Treasurer, or such other person authorized to direct the disposition of monies paid or payable by the Trust, shall provide to the Board, and the Board shall review, at least quarterly, a written report of the amounts expended with respect to each Series under this Plan and the purposes for which such expenditures were made.

10) While this Plan is in effect the Board must satisfy the fund governance standards defined in Rule 0-1(a)(7).

11) This Plan may be terminated with respect to any Series at any time by a vote of a majority of the Disinterested Trustees, or by the vote of a majority of the outstanding voting securities of that Series. In the event this Plan is terminated or otherwise discontinued with respect to a Series, no further payments hereunder will be made by the Plan.

12) To the extent any activity is covered by paragraph (2) and is also an activity which a Series may pay for without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the 1940 Act (such as the printing of prospectuses for existing shareholders), this Plan shall not be construed to prevent or restrict the Series from paying such amounts outside the Plan and without limitation hereby and without such payments being included in the calculation of payments subject to the limitation set forth in paragraph (1).

13) The Distribution Agreement is, and any other Related Agreement with any person or entity relating to the implementation of this Plan shall be, in writing and shall provide that (a) such agreement shall be subject to termination with respect to a Series, without penalty, by the vote of a majority of the outstanding voting securities of that Series on not more than 60 days' written notice to the other party to the agreement, and (b) such agreement shall terminate automatically in the event of its assignment.

14) The Trust shall preserve copies of this Plan and any Related Agreements and all reports made pursuant to paragraph (9) hereof, and any other information, estimates, projections and other materials that serve as a basis therefore, considered by the Board, for a period of not less than six years from the date of this Plan, the agreement or report, as the case may be, the first two years in an easily accessible place.

15) This Plan does not require the Adviser or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Shares.

16) As used in this Plan, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

17) The Board members of the Trust and the shareholders of each Serixes shall not be liable for any obligations of the Trust or any Series under this Plan, and the Distributor or any other person asserting any rights under this Plan, shall look only to the assets and property of such Series in settlement of such right or claim, and not to such Board members or shareholders.

18) This Plan does not require the Adviser or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Shares.

IN WITNESS WHEREOF, the Trust has executed this Plan of Distribution on the date and year set forth below.

Date: June 28, 2006

SATURNA INVESTMENT TRUST

By: /s/ Nicholas F. Kaiser
Nicholas F. Kaiser, President